Exhibit 21.1

List of the Subsidiaries of the Registrant

Cyclops Holdings Corporation (Delaware)

Mobileye B.V. (Netherlands)

Mobileye Inc. (Delaware)

Mobileye Technologies Limited (Cyprus) – Dissolved effective as of February 3, 2026

Mobileye Vision Technologies Ltd. (Israel)

Mobileye Japan Ltd. (Japan)

Mobileye Germany GmbH (Germany)

Mobileye Intelligent Technology (Shanghai) Co., Ltd. (f/k/a Mobileye Automotive Products & Services (Shanghai) Company Limited) (China)

Mentee Robotics Ltd. – Acquired effective as of February 3, 2026

GG Acquisitions Ltd. (Israel)

Moovit App Global Ltd. (Israel)

Moovit, Inc. (Delaware)